Exhibit 10.4

Certain identified information has been excluded from the exhibit because it both (i) is not material and (ii) is the type that we treat as private or confidential.

Technical Development and Hardware Integration Service
Cooperation Agreement

Project Title:

Smart Farming Big Data Processing Platform

Parties:

- Party A: Pinnacle Food INC.

- Party B: GANGHUA WEIJIA INVESTMENT LIMITED

- Party C: SHANGHAI E-SHINE TEL LIMITED

Validity Period:

March 15, 2023 - March 14, 2026

Agreement Overview:

In view of Party B providing data traceability and comparison services to several agricultural universities and vertical farming institutions in China, with legitimate data sources in vertical and precision agriculture, and Party C’s expertise in big data, collaborating with a well-known university on advanced technologies such as unstructured data management, distributed computing and processing, big data machine learning, artificial intelligence, and deep learning, Party A, with a full understanding of the technical backgrounds of Party B and Party C, hereby agrees with Party B and Party C to enter into this agreement for the technical development and hardware integration project of the Smart Farming Big Data Processing Platform.

1. Scope, Form, and Requirements of the Targeted Technology:

Vertical farming is a fully controlled method of crop production. Data on environmental parameters, nutrients, lighting, growth metrics, and other derived data serve as essential information for smart farming management and control. Deep learning technology, based on this data, is a crucial method to advance the intelligence of vertical farming. The AI system must be capable of processing large volumes of real-time data and making adjustments in real-time to ensure that plants grow under optimal conditions. To enhance the accuracy and timeliness of AI control in smart farming, a reliable, stable, and high-performance environment for data preprocessing, storage, analysis, deep learning, and AI control is required.

One characteristic of big data in smart farming is that different agricultural devices and sensors may use various data formats and communication protocols. Integrating this data and ensuring interoperability between systems is critical for the smooth operation of the AI system. Additionally, AI technology for smart farming, which is based on deep learning, relies on vast historical datasets. This requires substantial storage capacity and generates a massive computational load, demanding high accuracy and real-time processing capabilities.

Party A currently in need of a high-performance big data processing platform for smart farming that is capable of functioning effectively in a production environment. Party B, with the support of Party C, will lead in designing and developing a platform for data processing, machine learning, and AI algorithm applications for Party A, along with integrating and setting up the necessary hardware environment.

The overall work is divided into three phases:

●	Phase 1: Establish the hardware system and software architecture platform for smart farming. Utilize historical agricultural data to conduct initial machine deep learning model training and enable data comparison and optimization between Canadian smart farming data and AI models.

●	Phase 2: Optimize data asset management and enhance data mining capabilities. Continue machine learning training to achieve breakthroughs in large-scale parallel process modeling and behavioral analysis, forming an AI knowledge base.

●	Phase 3: Build a global data distribution and processing system, create an AI model library, and realize smart farming AI and commercial applications.

The three phases will be gradually implemented based on Party A’s needs, with this agreement primarily describing the project development and integration project for Phase 1. Upon completion of Phase 1, the project will progress to Phase 2, and the three parties will sign a supplementary agreement to define the key tasks, contract price, and cooperation period for Phase 2 project development.

If Party A’s industrial development no longer requires the project development of the following two phases or if Party A chooses not to continue the cooperation with Party B and Party C for these phases, this contract will terminate, and Party A will bear no liability for breach of contract.

The three parties, Party A, Party B, and Party C, hereby sign this agreement regarding the cooperation.

2. Technical Specifications and Parameters to be Achieved:

Party A’s requirements for the distributed server cluster are as follows:

●	Data Scale: The system platform should support data collection from 23,000 vertical farming systems, storing up to five years of historical data. It must allow for storage and retrieval of data for over one year, support storage of machine learning source data for more than six months, and retain networked data for over six months.

●	System Efficiency: Data should be collected every five minutes, with each data processing cycle taking less than five minutes. In the designed data processing system, the total time from when raw data reaches the algorithm server to when results return to the business server should be under three minutes. For the Canadian subsystem, the data processing time for deep learning parameter comparisons should be less than one second per cycle.

3. Project Development Plan and System Integration Plan:

Party B will perform comparative testing, performance evaluation, and functionality assessment within established technical solutions to select the most suitable approach based on the project requirements outlined in the contract, as well as other relevant details.

Using this technical solution as a foundation, Party C will design a solution that includes the server-side preprocessing system, server-side storage system, client access flow, local caching system, deep learning computation framework, and model management system. Additionally, Party C will design the database table structures on the server to meet the client’s access and storage needs.

Party C will also handle system integration design, including selecting equipment, establishing a dedicated data center for Party A in Shanghai, and setting up the hardware environment. Party C will outline requirements for the Canadian data center environment, complete the selection and procurement of system equipment, install and configure the system software, and ship it to Party A’s designated address in Canada. Party B will provide online training to Party A’s engineers to complete configuration and installation.

Together, Party B and Party C will design a big data processing platform for Smart Farming, including a high-speed data processing module. Through cross-layer optimization techniques on the distributed computing platform, they will enhance the efficiency of data interactions between deep learning methods and the distributed data storage system during training and prediction. They will conduct machine learning training, complete remote data comparisons, and build a model library.

4. Deliverables and Timeline: Final acceptance to be completed by November 15, 2023.

Delivery Method: The developed software system will be deployed on the hardware platform of the Smart Farming Big Data Processing Platform and operate normally.

5. Acceptance Standards and Method:

The technical deliverables resulting from the research and development will be accepted if they meet the technical specifications listed in Section 2 of this contract. Acceptance will be confirmed by Party A signing the acceptance document. If Party A does not conduct acceptance testing or issue any requests for improvements by November 30, 2023, the deliverables will be deemed accepted.

6. Project Development Fees, Hardware Integration Fees, and Payment Method:

1.	Project Development Fees refer to the costs for software acquisition, data architecture setup, and software system design required to complete the Smart Farming Big Data Processing Platform. Hardware Integration Fees cover the expenses for Party B’s selection, procurement, configuration of hardware, and establishment of a data center in China for Party A.

○	Project Development Cost: USD 337,000

○	Hardware Integration Cost: USD 879,800

2.	Payment Method: Upon project completion and final acceptance by Party A, Party A will make a one-time payment of USD 1,216,800 to Party B (Party B and Party C will settle their own accounts).

7. Ownership of Research Outcomes and Intellectual Property:

The intellectual property rights for the database and machine learning algorithm architecture built by Parties B and C for Party A belong to Party A. All hardware equipment invested in the Smart Farming Big Data Processing Platform is owned by Party A, and Party A has usage rights for the Shanghai data center for five years.

8. Confidentiality of Technical Information and Data:

All three parties, Party A, Party B, and Party C, have a duty to maintain the confidentiality of any technical information and data provided by one another. This obligation remains effective indefinitely, regardless of any changes, termination, or expiration of this contract.

9. Assumption of Risk and Responsibility:

If, during the execution of this contract, technical difficulties arise that cannot be overcome due to current technological limitations or conditions, resulting in partial or complete failure of the research and development, the risk and any resulting losses will be borne by Party B and Party C.

10. Dispute Resolution:

In the event of a dispute during the execution of this contract, the parties shall first attempt to resolve it through negotiation. If negotiation or mediation fails or is declined, Parties A, B, and C agree to submit the dispute to arbitration by the provincial court of British Columbia, Canada. Arbitration will follow the effective arbitration rules at the time of application, and the arbitration decision will be final and binding on all parties.

11. Miscellaneous:

1.	This contract is executed in three copies, with each party, Party A, Party B, and Party C, holding one copy. All copies have equal legal validity.

2.	Any amendments, supplements, or modifications to the terms of this contract shall be formalized in a supplemental agreement signed by all three parties. The supplemental agreement holds the same legal validity as the main contract.

(The following is the signature page)

Party A: Pinnacle Food INC.
Representative: /s/ Jiulong You

Date: March 15, 2023

Party B: GANGHUA WEIJIA INVESTMENT LIMITED
Representative: /s/ Weiping Xiang

Date: March 15, 2023

Party C: SHANGHAI E-SHINE-TEL LIMITED
Representative: /s/ Sherry

Date: March 15, 2023

Attachment: Investment Breakdown for the Smart Farming Big Data Processing Platform Project

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